Exhibit 10.6

PERFORMANCE SHARE PLAN INFORMATION SHEET
PSP (200_-200_)

Name:
Performance Shares Granted:

Performance shares are contingent grants of Fannie Mae stock, where the actual number of shares you receive at the end of the performance period will be determined by the extent to which each performance criterion is achieved.

Performance Cycle — Performance cycles are three years in length. The current cycle (PSP ) started January 1, 200   and concludes December 31, 200_.

Performance Criteria — Performance criteria are established for each cycle and are tied to the corporation’s strategic plan. The performance criteria used for this cycle are shown below; each measure will have a    percent weighting in the calculation of final award.

■	Growth in Earnings Per Share — The compound annual growth targets for this cycle are:
Compound Annual EPS Growth Targets

Threshold Target Maximum

PSP **** **

■	Corporate Performance Assessment — This measure is an assessment by the Compensation Committee of the Board of Directors of the

company’s success in the following areas:

	-	[To be inserted]

Calculation of Award Size — When the cycle is completed, the Compensation Committee of the Board will determine the extent to which each of the performance criteria has been met. Achievement against each performance measure can range from 40 percent for threshold performance, to 100 percent for target performance, to a maximum of 150 percent. If performance is below threshold, no payout will be made. The achievement percentages are then adjusted for their relative weighting in the cycle and are combined to determine the number of shares in the final award. (This calculation is governed by the stock price cap discussed on the next page.)

Award Payout — The award will be paid in shares of Fannie Mae common stock in two installments beginning as soon as practicable after the end of the performance cycle. Fifty percent of the award will be paid in the January following the end of the performance period (January 200_) and the balance will be paid in January 200_. Dividend equivalents on the “deferred” shares will be included in the second payment. You must be employed on the payment dates to receive the amounts due, except in the case of death, disability, or retirement.

Tax Consequences -There are no taxes due at the time of grant. Taxes are due when awards are paid. You can elect to satisfy withholding taxes by having shares withheld or by making a cash payment to Fannie Mae.

Stock Price Cap — The plan limits the extent to which share price appreciation can affect the calculation of the final award. The share price used for that calculation is capped at three times the share price on the initial date of grant. If Fannie Mae’s share price at the end of the performance cycle exceeds the cap, the final award value is adjusted downward to reflect the limitation of the cap. For this cycle (PSP    ), the share price is capped at $   (3 x $   ). This figure would be modified for any stock splits or other adjustments.

Treatment Upon Termination — Participants who terminate at least eighteen months after the beginning of the cycle (i.e., after July 1, 200_) due to Total Disability or having attained at least age 55 with at least five years of service would receive pro rata payment at the end of the cycle. If the termination date is after the conclusion of the cycle (i.e., after December 200_), the pro rata award would be distributed as soon as practical in one lump sum.

Participants who die prior to the end of the performance cycle, but at least eighteen months after the beginning of the cycle, would receive a pro rata payment of the award as soon as practicable after the participant’s death. To determine the amount to be paid, the Compensation Committee would assess achievement against the cycle’s goals for that portion of the performance cycle during which the participant was employed by the Corporation.

If termination is for any other reason, all awards are cancelled as of the termination date, including unpaid portions of performance cycles that have concluded.

This award is granted under and otherwise subject to the terms and conditions of the Stock Compensation Plan of 2003.